Exhibit 10.19(a)

FIRST AMENDMENT TO

SECURED PROMISSORY NOTE

This First Amendment to Secured Promissory Note (the “Amendment”) dated as of March 30, 2005 is entered into between Keith Rotenberg (the “Maker”) and Reliant Pharmaceuticals, Inc., a Delaware company (as successor to Reliant Pharmaceuticals, LLC) or its assignee (the “Payee”).

WITNESSETH:

WHEREAS, the Maker and the Payee entered into a Secured Promissory Note dated February 28, 2001 (the “Note”) in the original principal amount of $200,000; and

WHEREAS, the Maker and the Payee wish to amend the Note in the manner set forth herein to modify the maturity of the Note.

NOW THEREFORE, in exchange for the agreements set forth herein, and good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Maker and the Payee hereby amend Section 4(a) of the Note effective by deleting the text thereof in its entirety, and substituting the following in lieu thereof:

(a) Principal; Interest and Enforcement Costs. Subject to Sections 5(b) and 7 below, (i) the outstanding principal amount of this Note, (ii) all accrued and unpaid interest thereon and (iii) all of Payee’s costs and expenses (including reasonable fees and expenses of Payee’s attorneys, accountants and other professional commitments) of enforcing this Note (“Enforcement Costs”), shall be due and payable in full on the earliest to occur of (A) February 28, 2006 or (B) any acceleration of the Obligations pursuant to Sections 6 and 7 below (each such event, the “Maturity”). All amounts due under this Note, including, without limitation, principal, interest and Enforcement Costs are collectively referred to herein as the “Obligations”.

IN WITNESS WHEREOF, Maker and Payee have executed this First Amendment as of the day and year first above written.

RELIANT PHARMACEUTICALS, INC.

/s/ Keith Rotenberg	By:	/s/ Joseph Zakrzewski
Keith Rotenberg	Title:	COO

Address:	Address:
110 Allen Road
Liberty Corner, NJ 07938